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                                 EXHIBIT 10.10

CON-8608
July 28, 2000

Environmax
4190 S. Highland Drive, Suite 210
Salt Lake City, Utah  84124

Attn:  Judi Bergslien

Subject:       Subcontract Agreement No. PSS-1129

Dear Ms. Bergslien:

The enclosed subcontract agreement has been signed by an authorized representative of AverStar and is forwarded to you for your files.

Should you have any questions or require any additional information, please call me at (781) 221-6990, extension 4508.

Sincerely,

AVERSTAR, INC.

/s/ GAYLE M. TORRES

Gayle M. Torres
Senior Contract Administrator



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                                                             Agreement #PSS-1129

                              SUBCONTRACT AGREEMENT

This Agreement is entered into effective this 28th day of July, 2000 by and between AverStar, Inc. with address at 23 Fourth Avenue, Burlington, Massachusetts 01803 (hereinafter "AverStar" or "Prime"), and Environmax, with address at 4190 S. Highland Drive, Salt Lake City, Utah 84124 (hereinafter "Subcontractor").

WHEREAS, AverStar has been awarded Contract No. GS07T00BGD0031, herein referred to as the General Services Administration (GSA) Millennia Lite Contract to provide a broad scope of High-End Information Technology Engineering Life Cycle Services to include (but is not limited to): system engineering and integration; scientific and engineering applications development; and database application development for embedded systems.

WHEREAS, Subcontractor is in the business of providing these Services; and

WHEREAS, AverStar from time to time may desire to purchase these services; and,

WHEREAS, Subcontractor and AverStar wish to enter into an agreement pursuant to which Subcontractor will arrange for the sale and delivery of these services to AverStar, all in the manner as set forth herein;

In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

Article 1. Superseding Effect

This Subcontract supersedes all written or oral agreements, if any, and constitutes the entire agreement between the parties hereto with respect to this Subcontract.

All work performed by Subcontractor, actions taken, and payments made, if any, under any other prior written or oral agreements, with respect to this Subcontract, shall be deemed to have been work performed, actions taken, or payments made under this Subcontract.

Article 2. Subcontract Type

This Subcontract is an Indefinite Delivery/Indefinite Quantity Type Agreement which provides for Subcontractor to perform Task Orders as described in Article 5 herein for the procurement of products and services on a Cost Plus, Time and Materials, or a Firm Fixed Price basis. The Subcontract is subject to the terms, conditions, and provisions included herein or incorporated as Attachments hereto and made a part hereof.

AverStar cannot predict accurately the types and quantities of services needed for any period of time. This Subcontract therefore does not guarantee a minimum quantity of services. The services will be ordered on specific Task Orders in response to specific requirements.



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Subcontractor shall provide services to AverStar as described herein. Task Order
Services will be funded only via Purchase Order(s) which will be issued upon successful award of a Task Order. Subcontractor Task Order services shall be performed on a schedule as mutually agreed to by AverStar and Subcontractor.

Article 3. Term/Period of Performance

The term of this Agreement is from award date of April 21, 2000 to April 20, 2003 (for three years with optional one year periods for up to a maximum term of 10 years) unless terminated or extended by the mutual written agreement of the parties. Task Orders may extend beyond the end of the Subcontract period of performance. If that occurs, the terms and conditions shall remain in effect for that particular Task Order until completion of same.

Article 4. Ordering Procedures

Any services to be furnished under the Prime Contract and subsequently this subcontract will be ordered by issuance of written Task Orders. Prime Task Orders will be issued in accordance with FAR 16.505.

AverStar, in fulfilling its obligations under the Prime Contract may issue Task orders to Subcontractor under this Subcontract. Efforts awarded under the Prime Contract shall be allocated in accordance with Attachment 1., Teaming Agreement Exhibit A: Statement of Work. The following describes the procedures to be used for the requesting of proposals and issuing Task Orders against this Subcontract.

1. AverStar may submit a written Request for Proposal (RFP) with attachment Statement of Work to Subcontractor. The RFP/SOW shall include, as appropriate:

        a. A description of the specified effort required (Statement of Work)

        b.      Delivery schedule.

        c.      Inspection and acceptance details.

        d.      Period and place of performance specific to the task.

        e.      Any other relevant information deemed necessary.

2. Subcontractor shall provide AverStar with an estimate to perform a Task Order in accordance with the Schedule in the Request of Proposal. Subcontractor estimate to perform shall include the following:

        a. Estimate of the required number of hours and labor category/categories applicable for either Time and Materials, Cost Plus Fixed Fee, or Fixed-price Task Orders. Labor Categories shall be consistent with and in accordance with the labor Category Descriptions set forth in attachments.

        b.      Proposed completion and/or delivery schedule.

        c. Estimate of cost required for any task-related direct material and/or other direct costs.

        d.      Travel Costs in accordance with FAF31.205-46.

        e.      Technical Proposal.



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3.      The Government envisions issuing Task Orders to its Contractors using one of the two methods as described in Prime Contractor Section G.5.2 which is incorporated as an attachment herein. Subcontractor may be required to assist AverStar in the preparation and presentation of proposals in response to Government issued Task Order Request (TOR). The cost of this assistance will not be a direct charge under this agreement and AverStar will not be liable for reimbursement of such costs.

4. Upon acceptance of Subcontractor's proposal and receipt of a Government funded order, AverStar will issue a Task Order as specified in Article 5.

5. All Task Orders are subject to the terms and conditions of this subcontract.

Article 5. Task Orders

Subcontractor's services shall be acquired only through AverStar's issuance of Task Orders. Task Orders placed under this Subcontract shall contain, at a minimum, the following information, which shall be consistent with the Subcontract terms:

1.      Date of Order.

2.      Subcontract Number and Task Order Number;

3. Contract Line Item Numbers (CLINS), if applicable, description, labor category hours, and Task Order Ceiling hours and/or price;

4.      Period of Performance;

5.      Place of Performance;

6.      Statement of Work;

7.      Deliverables, if applicable;

8.      Any other pertinent information.

It shall be the responsibility of the Subcontractor to deliver the services specified in the Task Order(s) strictly in accordance with the terms and conditions of this Subcontract. To the extent of any inconsistency between terms of this Subcontract and the task Order, this Subcontract will prevail. In no event is AverStar liable to the Subcontractor for any cost or expenses other than for items ordered under each AverStar Task Order.

When, in the opinion of the Subcontractor, a Task Order calls for effort outside the existing scope of the Prime Contract Statement of Work (SOW) and/or Task Order SOW, Subcontractor shall so notify AverStar in writing within two (2) days, and no action shall be taken by Subcontractor under such Task Order until directed to do so by a written order signed by AverStar.

Article 6. Key Personnel

For purposes of this clause, "Key Personnel" is defined as those individuals who are mutually recognized by AverStar and Subcontractor as essential to the successful completion and execution of this Subcontract.

Any Subcontractor personnel designated as key to Subcontractor's performance under a Task Order shall be specified on the Task Order itself.



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Personnel designated as "Key Personnel" shall be assigned to the extent necessary for the timely completion of the task to which assigned. Any substitution or reassignment involving Subcontractor's "key personnel" assigned to this work shall be made only with persons of equal abilities and qualifications and is subject to prior approval of AverStar, in writing. No key personnel substitutions will be permitted unless such substitutions are necessitated by an individual's sudden illness, death or termination of employment. All requests for substitutions must provide a detailed explanation of the circumstances necessitating the proposed substitution, a complete resume for the proposed substitute, and any other information needed by the Prime Contractor's Program Manager to approve or disapprove the proposed substitution. All substitutes must have qualifications that are equal to or higher than the qualifications of the person to be replaced. The request must be received by AverStar no less than ten (10) calendar days prior to the proposed substitution.

If the proposed substitute personnel are unacceptable, or if the reduction of effort would be so substantial as to impair the successful performance of the Task Order work, the Subcontractor may be subject to default actions as prescribed in FAR 52.249-6 Termination (Cost Reimbursement) or FAR 52.249-8, Default (Fixed-Price Supply and Service). Subcontractor may be required, at no additional cost, to provide substitute key personnel a one (1) day orientation to the effort with no change in the delivery schedule.

Article 7. Staffing and Conduct of Subcontractor Personnel

All Subcontractor personnel will meet or exceed the labor qualifications for the Millennia Lite Procurement as incorporated in this Agreement as an attachment.

Further, the Subcontractor shall adhere to the same professional and ethnical standards of conduct required of Government client personnel. The Prime Contractor's Program Manager, after due consultant with Subcontractor, may request Subcontractor to remove any employee of Subcontractor whose performance and/or conduct is deemed unacceptable. Reasons for removal, include, but are not limited to:

a. Discuss with unauthorized persons any information obtained in the performance of work under this Subcontract;

b. Conduct business, other than that which is covered by this Subcontract, during periods paid for by AverStar and/or the Government;

c. Conduct business not directly related to this Subcontract on AverStar and/or Government premises;

d. Use computer systems and/or other AverStar and/or Government facilities for company or personal business;

e. Recruit on Government premises or otherwise act to disrupt official Government business;

f.      Unethical conduct;

g.      Security reasons;

h.      Lack of required skills; or

i.      AverStar is instructed by the Government client.



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If Subcontractor is requested to remove any of Subcontractor's personnel from further performance under this Subcontract, Subcontractor shall bar all costs associated with such removal including the costs for the replacement of any personnel so removed. AverStar reserves the right to request and receive satisfactory personnel replacement within ten (10) days of receipt by Subcontractor of written request. Substitute personnel must have qualifications that 1) meet or exceed the GSA Millennia Lite qualifications and 2) that are equal to or higher than the qualifications of the person(s) to be replaced.

Article 8. Hiring of Employees

Except as otherwise agreed to in writing during he period that this Subcontract is in effect, including any extensions thereto, Subcontractor and AverStar shall not actively recruit or otherwise induce the other party's employees assigned in connection with the effort hereunder to accept a position with the other party. This clause however shall not restrict in any way the right of either party to solicit generally in the media for personnel. Furthermore, this clause does not restrict employees of either party from pursuing, on their own initiative, employment opportunities with the other party.

Article 9. Assignments

This Subcontract cannot be assigned by Subcontractor to a 3rd party without he prior written consent of AverStar. Further, Subcontractor agrees to obtain AverStar approval before subcontracting any order or any substantial portion thereof; provided, however, that this limitation shall not apply to the purchase of standard commercial supplies or materials.

Notwithstanding the above, this Subcontract may be assigned to a successor of all or substantially all of the business and assets of the assigning party pertaining to this Agreement, whether by merger, sale of assets, sale of stock or otherwise. This Subcontract shall be binding upon and inure to the benefit of the heirs, successors, assigns, and delegates of the parties hereto.

Article 10. Limitation of Liability

Neither party shall be liable to the other pursuant to this Subcontract for any indirect, incidental, consequential, or punitive damages to the other party, including but not limited to loss of data, loss of profits, or loss of business or for costs of procurement of alternative goods, even if either party knew or should have known of the likelihood of such loss.

Article 11. Notices and Administration

Any notice in connection with the subject matter of this Subcontract shall be in writing and shall be effective when delivered to the party for whom intended, or five (5) days following deposit of the same into the United States mail, overnight courier, certified mail, return receipt requested, addressed to such party at the address set forth below its signature to this Subcontract. Either party may designate a different address by notice to the other given in accordance herewith.

All administrative matters for this subcontract will be handled by the following individuals:



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AverStar, Inc.
        Name:         Gayle M. Torres
        Title:        Senior Contract Administrator
        Address:      23 Fourth Avenue
                      Burlington, MA  01803-3303

        Phone:        (781) 221-6990
        Facsimile:    (781) 221-6981
        E-Mail:       gtorres@burl.averstar.com

Subcontractor
        Company Name:  EnvironMax
        Name:         Judi Bergslien
        Title:        VP Contracts
        Address:      380 King Street
                      Layton, Utah  84041

        Phone:        (801) 547-1551
        Facsimile:    (801) 547-1881
        E-Mail:       jbergslien@environmax.com

Article 12. Consideration

In consideration of the services performed hereunder AverStar will pay Subcontractor at the price(s) negotiated for a specific Task Order and designated on the AverStar Purchase Order Form.

For any services proposed in accordance with Ordering Procedures, Subcontractor shall propose rates that are in accordance with the labor category Descriptions incorporated as an attachment and that do not exceed the direct labor category ceiling rates awarded to AverStar incorporated in Attachment II. Upon issuance of a Task Order, awarded rates shall remain valid, regardless of Subcontractor's experience, for the term of the Task Order, including such extensions of the term as may occur. Such labor rates are inclusive of wages, overhead, and general and administrative expenses and profit.

Per Section H.30, Economic Price Adjustment, of the Prime Contract incorporated herein, the initial prices in the subcontract will be in effect for three years from date of award. Subsequently, any annual adjustments cannot exceed the percentage change from the Mercer IT Survey rates.

Article 13. Invoice and Payments

Expenses shall be paid on a monthly basis within thirty (30) days of receipt of an acceptable typewritten invoice from Subcontractor. Each Task Order shall be invoiced separately. Invoices shall contain the following information:



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        a.      An invoice date and number; task order description, purchase order number and job name;

        b. A description of the services performed to include percentage of effort completed in performance of those services with breakdown by tasks, if applicable;

        c.      Date of services;

        d.      Place of services;

        e. Hours expended by Labor Category, total charges by Category for current period and cumulative charges for preceding periods;

        f. Travel and other expenses with breakdown by task; supported by receipts;

        g.      Other Direct Costs detail and supporting documentation;

        h.      Total Charges;

        i. Identify Federal Taxpayer ID number on all invoices and specify a remittance address; and,

        j.      Add the following signed certificate to each invoice:

                "I do hereby certify the foregoing to be a true and accurate statement of amounts due, time spent and expenses incurred in performance hereunder, and it is understood that this invoice may form the basis for a claim for payment against the U.S. Government by AverStar."

NOTE: Invoices not prepared in strict accordance with the above instructions will be promptly rejected and returned for correction.

Invoices, in the original plus two (2) copies, shall be directed to the "Bill To" address as specified on individual task orders.

Subcontractor shall provide detailed expenses incurred as backup to AverStar on its travel invoice. AverStar shall be obligated to reimburse Subcontractor only for those reasonable expense, as defined herein, that are sufficiently supported by receipts and are allowable pursuant to the Federal Acquisition Regulations and which are paid by the end customer.

All taxes applicable to the payments made to Subcontractor hereunder are the sole liability of Subcontractor, and AverStar shall not withhold or pay any amounts for federal, state or municipal income tax, social security, unemployment, workers' compensation or like taxes.

Article 14. Funding

Funding shall be provided solely through the issuance of a Purchase Order Form on a Task Order by Task Order basis. The Subcontractor will be funded incrementally for services by contract year or as provided in the Task Order. The Subcontractor shall not invoice AverStar any amount greater than the funded value. The Subcontractor shall complete all services described herein for the consideration stated. Funding limitation(s) may be increased or decreased from time to time upon written notice by AverStar.

Article 15. Inspection & Acceptance



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Inspection and acceptance will be in accordance with Section E., paragraphs 3, 4
& 5 of the Prime Contract and attached hereto. Where inspection and acceptance is not specified in a specific order, AverStar and Subcontractor will work together to establish mutually acceptable inspection and acceptance criteria which will be added to the task order.

Article 16. Year 2000 Warranty

The Subcontractor warrants that each non-commercial item(s) of hardware, software, and firmware delivered or developed under this subcontractor shall be able to accurately process date data (including, but not limited to, calculating, comparing, and sequencing) from into and between the twentieth and twenty-first centuries, and the year 1999 and the year 2000 and leap-year calculations, when used in accordance with the item documentation provided by the subcontractor, provided that all listed or unlisted items (e.g. hardware, software, and firmware) used in combination with such listed item property exchanged date data with it. Remedies available to the Government and/or AverStar under this warranty shall include repair or replacement of any lists whose non-compliance is discovered. Nothing in this warranty shall be construed to limit any rights or remedies that may otherwise be available under this contract.

Article 17. Identification and Assertion of Use, Release or Disclosure Restrictions

Nondisclosure Provisions

Subcontractor may, in the performance of services hereunder, be provided access too information which is considered proprietary and company private to AverStar and/or its customers and suppliers. Such information may include by way of example but not of limitation: information concerning technical, operational, managerial, financial or marketing activities, research developments, specifications, processes, marketing plans and strategies, cost and pricing data, customer lists, proposals, contracts, computer software and related documentation, engineering concepts and computer programming techniques. Subcontractor agrees to hold all such information in strict confidence, use the same solely for purposes consistent with this Agreement and not disclose such information to anyone. Subcontractor shall return all such information and any and all copies thereof upon AverStar's request or, in any event and without such request, upon the termination or expiration of this Agreement. Subcontractor's obligations hereunder shall not apply to data and information which, according to tangible evidence, has been rightfully received by Subcontractor from a third party without restriction on disclosure or use or which is in the public domain through no fault of Subcontractor or which is required by law or court order to be disclosed. The provisions of this Subsection shall survive the termination, expiration or cancellation of this Agreement for a period of three (3) years.

Liability.

Subcontractor agrees to accept the responsibility for claims for injury or damage to any persons or property that arise solely out of Subcontractor's negligent acts or omissions in connection with this project. Subcontractor further agrees that AverStar shall not be liable for damages arising solely from injuries or damages sustained by any person or persons or property resulting from the negligent performance or omission by Subcontractor of this Agreement.



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General Indemnification

Subcontractor will defend, hold harmless and indemnify Prime Contractor, Prime Contractor Personnel and Customer against third party claims that arise or are alleged to have arisen as a result of acts or omissions of Subcontractor or Subcontractor Personnel or breach by Subcontractor of any terms of this Agreement.

Intellectual Property Indemnification.

Subcontractor will defend, hold harmless and indemnify Prime Contractor, Prime Contractor Personnel, and Customer from liability and loss resulting from claims that Subcontractor's Deliverables and Services infringe the intellectual property rights of a third party. If such claim is or is likely to be made, Subcontractor will, at its own expense, exercise the first of the following remedies that is practicable: (1) obtain from Prime Contractor and Customer the right to continue to use, sell and license the Deliverables and services consistent with this Agreement; (2) modify Deliverables and Services so that they are not infringing and in compliance with this Agreement; (3) replace the Deliverables and Services with non-infringing ones that comply with this Agreement; or (4) accept the cancellation of infringing Services and the return of infringing Deliverables and refund any amounts paid.

Technical Data.

See Section H.18 of Prime Contract attached hereto for language regarding rights in Technical Data.

Work Product.

Inventions arising out of this contract effort that are solely conceived or reduced to practice by one of the parties hereto shall remain the property of the originating party. Inventions arising out of this contract effort that are jointly conceived or jointly reduced to practice by the parties hereto shall be subject to further negotiations between the parties in order to establish their respective rights. This understanding is subject to the rights of the U.S. Government, if any.

Article 18. Default

AverStar may, by written notice of default to the Subcontractor, terminate this Agreement in whole or in part for any one of the following circumstances.

(a) If Subcontractor fails to make progress in the work so as to endanger performance; or

(b) If Subcontractor fails to perform any of the other provisions of this Subcontract in accordance with its terms, and in either of these two circumstances does not cure such failure within a period of 10 business days (or such longer period as AverStar may authorize in writing) after receipt of notice from AverStar specifying such failure; or

(c) Subcontractor becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits in writing its inability to pay its debts as they become due.



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Subcontractor shall not be liable for damages resulting from default due to causes beyond the Subcontractor's control and without Subcontractor's fault or negligence in accordance with FAR Clause 52.249-14 "Excusable Delays."

Article 19. General Relationship

Subcontractor agrees that in all matters relating to this Subcontract it shall be acting as an independent contractor and shall assume and pay all liabilities and perform all obligations imposed with respect to the performance of this Subcontract. Subcontract shall have no right, power or authority to create any obligation, express or implied, on behalf of AverStar and/or the Government and shall have no authority to represent AverStar as an agent.

Article 20. Insurance

In accordance with Prime Contract Section H.20, Required Insurance, Subcontractor agrees to maintain appropriate minimum insurance as stated and attached hereto. Subcontractor will provide an annual Certificate of Insurance to AverStar depicting the required insurance coverage stated in H.20.

Article 21. Compliance With Laws and Regulations

The attached contract clauses, specifically Section E, F, G, H, I, J-1 and J-10, as contained in the Prime Contract re hereby incorporated into this Agreement by reference. As used therein, the terms "Government" and "Contracting Officer" shall mean "AverStar" where applicable. "Contractor" shall mean "Subcontractor" and "Contract" shall mean "this Agreement" unless the context of the clause requires otherwise:

Subcontractor shall complete the Representations and Certifications, Section K, attached hereto and return to the AverStar Business Manager specified below. Changes in status to Representations and Certifications shall be provided to AverStar Subcontract Manager at time of change in status. Such changes will be made known in writing.

Article 22. Disputes

a.      Notwithstanding any provisions herein to the contrary:

(1) If a decision relating to the Prime Contract be made by the Contracting Officer and such decision is also related to this Subcontract and/or any resulting Task Order, said decision, if binding upon the Prime Contractor under the Prime Contract shall in turn be binding upon Subcontractor with respect to such matter; provided, however, that if Subcontractor disagrees with any such decision made by the Contracting Officer and Prime Contractor elects not to appeal such decision, Subcontractor shall have the right reserved to Prime Contractor under the Prime Contract with the Government to prosecute a timely appeal in the name of the Prime Contractor, as permitted by the contract or by law. Subcontractor is to bear its own legal and other costs. If Prime Contractor elects not to appeal any such decision, Subcontractor shall have the right reserved to Prime Contractor under the Prime Contract with the Government to prosecute a timely appeal in the name of the Prime

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        Contractor, as permitted by the contract or by law. Subcontractor is to bear its own legal and other costs. If Prime Contractor elects not to appeal any such decision, Prime Contractor agrees to notify Subcontractor in a timely fashion after receipt of such decision and to assist Subcontractor in its prosecution of any such appeal in every reasonable manner. If Prime Contractor elects to appeal any such decision of the Contracting Officer, Prime Contractor agrees to furnish Subcontractor promptly with a copy of such appeal. Any decision upon appeal, if binding upon the Prime Contractor, shall in turn be binding upon Subcontractor. Pending the making of any decision, either by the Contracting Officer or on appeal, Subcontractor shall proceed diligently with performance of the Order.

(2) If, as a result of any decision or judgment which is binding upon Subcontractor and Prime Contractor, as provided above, the Prime Contractor is unable to obtain payment or reimbursement from the Government under the Prime Contract for, or is required to refund or credit to the Government, any amount with respect to any item or matter for which Prime Contractor has reimbursed or paid Subcontractor, Subcontractor, shall, on demand, promptly repay such amount to Prime Contractor. Additionally, pending the final conclusion of any appeal hereunder, Subcontractor shall, on demand, promptly repay any such amount to Prime Contractor. Prime Contractor's maximum liability for any matter connected with or related to the order which was properly the subject of a claim against the Government under the Prime Contract shall not exceed the amount of Prime Contractor's recovery from the Government.

b. Any dispute not to disposed of in accordance with (a.) above, if any, shall be determined in the following manner:

(1) Subcontractor and AverStar agree to enter into Negotiation to resolve any dispute. Any parties agree to negotiate in good faith to reach a mutually agreeable settlement within a reasonable amount of time.

(2) If negotiations are unsuccessful, Prime Contractor and Subcontractor agree to enter into binding Arbitration. The American Arbitration Association (AAA) Commercial Arbitration Rules (most recent edition) are to govern this Arbitration. The Arbitration shall take place the Commonwealth of Massachusetts. The Arbitrator shall be bound to follow the applicable subcontract provisions and Massachusetts law in adjudicating the dispute. It is greed by both parties that the Arbitrator's decision is final, and that no party may take any action, judicial or administrative, to overturn this decision. The judgment rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

Pending any decision, appeal or judgment referred to in this provision or the settlement of any arising dispute under this Subcontract, Subcontractor shall proceed diligently with the performance of this Subcontract.

Article 23. Termination

Either party may terminate this Agreement, without any cancellation charge, for a material breach of the Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("cause"), to the extent permitted by law.



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Either party may terminate this Agreement without cause when there are not outstanding Task Orders. The Prime Contractor may, by written notice of default to the Subcontractor, terminate the whole or any part of this Subcontract in any one of the following circumstances: (i) if Subcontractor fails to make progress in the work so as to endanger performance or (ii) if Subcontractor fails to perform any of the other provisions of this Subcontract in accordance with its terms, and in either of these two circumstances does not cure such failure within a period of ten (10) days (or such longer period as Prime Contractor may authorize in writing) after receipt of notice from the Buyer specifying such failure; or (iii) Subcontractor becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits in writing its inability to pay its debts as they become due.

Article 24. Non-Waiver of Rights

The failure of AverStar to insist upon strict performance of any of the terms and conditions in the Subcontract, or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any term or condition of this subcontract shall not affect the validity of other parts hereof.

Article 25. Order of Precedence

The documents listed below are hereby incorporated by reference. In the event of an inconsistency or conflict between or among the provisions of this Subcontract, the inconsistency shall be resolved by giving precedence in the following order:

This Agreement, with all supporting Attachments
Task Order with supporting Statement of Work and Schedule
Subcontractors Technical and Price Proposal; and,
Representations & Certifications

Article 26. Entire Agreement

This Agreement, including all attachments, the Order From and Exhibits attached hereto, supersedes all prior understandings and agreements between the parties and is intended by the parties to be the complete and exclusive statement of the agreement between the parties with respect to subject matter. Except as specifically provided for otherwise in this Agreement, no modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

IN WITNESS WHEREOF, THE DULY AUTHORIZED REPRESENTATIVES OF PRIME CONTRACTOR AND SUBCONTRACTOR HAVE EXECUTED THIS SUBCONTRACT ON THE DATES SHOWN:

AverStar, Inc.                                      Environmax.Com.Inc.

By:  Kevin J. Mawn                                  By:  Fred Nichols



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Name:  Kevin J. Mawn                                Name:  Fred Nichols

Title:  Manager, Contract Administration            Title:  President/GM

Date:  7/28/00                                      Date:  7/24/00



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                                  Attachment 1

                          EXHIBIT A: STATEMENT OF WORK

1. Background: AverStar and Subcontractor understand that the US General Services Agency plans to issue a procurement currently identified as Millennia Lite. The Millennia Lite contacts will provide a wide variety of professional, information technology support for the General Services Agency (GSA) and other Federal government agencies for whom GSA is acting as agent through Interagency Support Agreements. It is expected that the Millennia Lite Statement of Work will include four broad Function Areas. The AverStar team will be submitting a prime proposal for Function Area 2 - High-End Information Technology Services (HITS).

2. Participation in the Contract: AverStar intends to manage this contract and engage ____________________________ as a Subcontractor in performance of required services for task orders issued under this contract using two approaches, as appropriate for the opportunity.

o An integrated project team approach, whereby AverStar and its subcontractor(s) provide technical services and AverStar leads and manages technical performance, as well as contract management and administration. This approach will generally be used for requirements that are generated by the Millennia Lite Program Office for response by the AverStar Team (including all subcontractors). AverStar reserves the right to select those Team members best qualified and positioned to respond to the specific task order requirements and meet Small and Small Disadvantaged Business participation goals (where applicable) and maximize AverStar's probability of winning task order proposal. Criteria for selection includes, but is not limited to, past performance, availability of key personnel, price, and demonstrated qualifications to support the proposed tasking.

o A subcontractor right of first refusal project approach, whereby the subcontractor possesses complete management and technical responsibility for the task order under AverStar's overall program quality assurance management. This approach will be used in instances that requirements are identified through a subcontractor's sole marketing efforts and delivered through an awarded task order under the provisions of the Millennia Lite contract. It may also be used in those situations where the Government directs work to the specified or government intended AverStar Team member. In these instances, AverStar will not impose any management and administrative hours onto the task order, unless specifically requested and agreed to by the subcontractor.

        AverStar intends to work responsively and collaboratively with its Subcontractors to maximize opportunities and business capture of agency work procured under the Millennia Lite contract vehicle. AverStar will endeavor to provide timely notification to all AverStar Team members of any competitive Millennia Lite tasking opportunities in order to promote and encourage the widest possible participation in competing for and performing on task orders.



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3.      Subcontracting: AverStar anticipates negotiating a subcontract with
        _____________________ that will incorporate provisions consistent with the terms and conditions specified in AverStar's prime contract with GSA. AverStar will apply handling fee and profit to the costs of work performed by Seller under this subcontract; the total percentage of which will not exceed nine and one-half percent (9.5%). At AverStar's discretion, a lower percentage can be applied for competitive and other business considerations, with such a decrease offset by the assignment of an appropriate quantity of AverStar labor so as to achieve an acceptable level of return approximately equivalent to the standard 9.5% combined handling and profit fee.

4. Proposal Requirements: ______________________ shall provide AverStar the following types of support related to generating a proposal in response to the anticipated Millennia Lite RFP.

o Pre-RFP market intelligence, participation in development of proposal strategy and preparation of qualifications and background information, as requested.

o Qualifying past performances. Each past performance shall conform to format instructions provided by AverStar.

o       Participation at the various proposal reviews.

o Cost and pricing data in accordance with the RFP instructions and AverStar subcontractor pricing direction.

o Participation in post-submission activities including Orals and BAFO preparations and submissions.

o Certifications, representations and such other procurement-related forms, documentation and information, in such form as AverStar may require, necessary to obtain Treasury consent and to award a subcontract in accordance with AverStar's Government-approved Purchasing System.



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